UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015 (May 27, 2015)

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2015, Chanticleer Holdings, Inc., a Delaware corporation, (the “Company”) appointed Mark Roberson, age 50, to assume the office of Chief Operating Officer. Mark Roberson has more than 25 years of finance and operations experience with publicly-traded companies. Most recently, he served as Chief Executive Officer and Chief Financial Officer of PokerTek, Inc., a NASDAQ-listed gaming technology company, from October 2007 to October 2014. Mr. Roberson continued as a consultant to PokerTek Inc.’s successors through December 31, 2014. Previously, Mr. Roberson served in financial and operational management roles with Krispy Kreme Doughnut Corporation, a NYSE-listed fast-casual restaurant franchisor and operator, LifeStyle Furnishings International, a $2 billion furniture manufacturer, and Curtiss-Wright, Inc. a NYSE-listed aerospace and defense contractor. Mr. Roberson is a Certified Public Accountant, and he started his career in public accounting with Ernst & Young and PricewaterhouseCoopers. He received a Masters in Business Administration from Wake Forest University and a Bachelor of Science in Accounting from UNC-Greensboro. Mr. Roberson was named Small Public Company CFO of the Year by the Charlotte Business Journal in 2010.

Mr. Roberson has been a consultant to Chanticleer since February 23, 2015. Pursuant to the terms of Mr. Roberson’s employment as Chief Operating Officer, he will receive a base salary of $200,000. He was also granted 14,663 shares of common stock of the Company pursuant to the Company’s 2014 Stock Incentive Plan and will be entitled to other benefits available to other executive officers of the Company. Other than the foregoing, Mr. Roberson does not have a direct or indirect material interest in any current or proposed transaction in which the Company is a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: May 29, 2015	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer